Exhibit 99.4(f)

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY P. O. BOX 1928 BIRMINGHAM, ALABAMA 35282-8238

ROTH IRA ENDORSEMENT

The Contract to which this Endorsement is attached is issued as a Roth IRA under Section 408A of the Internal Revenue Code of 1986, as amended (the “Code”).  Accordingly, the applicable provisions of the Contract are restricted or amended by this Endorsement as required by Code Section 408A. Your failure to comply with Code Section 408A requirements may result in adverse tax consequences. This Endorsement remains in effect, subject to amendment as provided in Endorsement Section 7, as long as the Contract to which it is attached remains in effect.  The terms and conditions in this Endorsement supersede any conflicting provision in the Contract. Contract provisions not expressly modified by this Endorsement remain in full force and effect.

The Contract is amended as follows:

1.                                      OWNER AND ANNUITANT (Primary Contract Impact: “PARTIES TO THE CONTRACT” Section)

The Annuitant must be an individual who is the sole Owner, and all payments made from the Contract while the Annuitant is alive must be made to the Annuitant.  Except as permitted under Section 4 of this Endorsement, and otherwise permitted under the Code and applicable regulations, neither the Owner nor the Annuitant can be changed.

2.                                      NONTRANSFERABLE AND NONFORFEITABLE (Primary Contract Impact: “PARTIES TO THE CONTRACT” Section; “Assignment” and “Protection of Proceeds” Provisions in the “GENERAL PROVISIONS” Section)

The Contract is established for the exclusive benefit of the Owner and his or her beneficiaries.  The Owner’s interest under the Contract is nontransferable, and except as provided by law, is non-forfeitable.   In particular, the Contract may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any other purpose, to any person other than the Company (other than a transfer incident to a divorce or separation instrument in accordance with Code Section 408(d)(6)).

3.                                      PURCHASE PAYMENTS (Primary Contract Impact:  “PURCHASE PAYMENTS” Section)

The Contract may permit only a single Purchase Payment, or it may permit an initial Purchase Payment and subsequent Purchase Payments. A Purchase Payment that is permitted under the Contract may include a qualified rollover contribution, a nontaxable transfer from another Roth IRA, a recharacterization (as defined in subsection (e) below), and a contribution in cash. The total of such cash contributions to all the Owner’s Roth IRAs for a taxable year must not exceed the applicable amount (as defined in subsection (a) below) or the Owner’s compensation (as defined in subsection (h) below), if less, for that taxable year.  The cash contribution described in the previous sentence that may not exceed the lesser of the applicable amount or the Owner’s compensation is referred to as a “regular contribution.” However, notwithstanding the dollar limits on contributions, an Owner may make a repayment of a qualified reservist distribution described in Code Section 72(t)(2)(G) during the 2-year period beginning on the day after the end of the active duty period. A “qualified rollover contribution” includes (1) a rollover contribution of a distribution from an IRA that meets the requirements of Code Section 408(d)(3), except that the one-rollover-per-year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA (a “non- Roth IRA”), (2) a rollover from a designated Roth account described in Code Section 402A, and (3) a rollover from an eligible retirement plan described in Code Section 402(c)(8)(B).  A Purchase Payment that is permitted under the Contract may be limited under subsections (a) through (d) below.

(a)         Applicable amount. The applicable amount is determined below:

(i)             If the Owner is under age 50, the applicable amount is $5,000 for any taxable year beginning in 2008 and years thereafter. After 2008, the $5,000 amount will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 219(b)(5)(D). Such adjustments will be in multiples of $500.

(ii)          If the Owner is age 50 or older, the applicable amount under paragraph (i) above is increased by $1,000 for any taxable year beginning in 2006 and years thereafter.

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(b)         Regular contribution limit.  The maximum regular contribution that can be made to all the Owner’s Roth IRAs for a taxable year is the smaller amount determined under paragraph (i) or paragraph (ii) below.

(i)             The maximum regular contribution is phased out ratably between certain levels of modified adjusted gross income (“modified AGI”), depending on the Owner’s filing status. The maximum regular contribution is phased out (1) between modified AGI of $95,000 and $110,000 for a single individual or head of household, (2) between modified AGI of $150,000 and $160,000 for a married individual filing a joint return or a qualified widow(er), and (3) between modified AGI of $0 and $10,000 for a married individual filing a separate return. If the Owner’s modified AGI for a taxable year is in the phase-out range, the maximum regular contribution determined under the preceding sentence for that taxable year is rounded up to the next multiple of $10 and is not reduced below $200.  After 2006, the dollar amounts will be adjusted by the Secretary of the Treasury for cost-of-living increases under Code Section 408A(c)(3). Such adjustments will be in multiples of $1,000.

(ii)          If the Owner makes regular contributions to both Roth and nonRoth IRAs for a taxable year, the maximum regular contribution that can be made to all the Owner’s Roth IRAs for that taxable year is reduced by the regular contributions made to the Owner’s nonRoth IRAs for the taxable year.

An Owner’s modified AGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a result of a rollover from an eligible retirement plan other than a Roth IRA (a “conversion”).

(c)          SIMPLE IRA Limits. No contribution will be accepted under a SIMPLE IRA plan established by any employer pursuant to Code Section 408(p).  No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE IRA plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE IRA plan, prior to the expiration of the 2-year period beginning on the date the Owner first participated in that employer’s SIMPLE IRA plan.

(d)         Minimum Purchase Payment.   The Contract may require a minimum Purchase Payment.   If subsequent Purchase Payments are permitted under the Contract, no subsequent Purchase Payment will be accepted unless it is equal to at least $50.

(e)          Recharacterization. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in § 1.408A-5 of the Income Tax Regulations as a regular contribution to this IRA, subject to the limits in (b) above.

(f)           Compensation. For purposes of this section, compensation is defined in Code Section 219(f) and includes wages, salaries, professional fees, or other amounts derived from or received for personal services actually rendered (including, but not limited to commissions paid salesmen, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses) and includes earned income, as defined in Code Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including but not limited to interest and dividends) or amounts not includible in gross income.  Compensation also does not include any amount received as a pension or annuity or as deferred compensation.   The term “compensation” shall include any amount includible in the individual’s gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2).  The term “compensation” includes any differential wage payment, as defined in Code Section 3401(h)(2). For purposes of this definition, the amount of compensation includible in an individual’s gross income shall be determined without regard to Code Section 112.  In the case of a married individual filing a joint return, the greater compensation of his or her spouse is treated as his or her own compensation, but only to the extent that such spouse’s compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

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4.              REQUIRED DISTRIBUTIONS (Primary Contract Impact: “DEATH BENEFIT” and “ANNUITY INCOME PAYMENTS” Sections)

Notwithstanding any provisions of this Roth IRA to the contrary, the distribution of the Owner’s interest in the Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code Section 408A(c)(5), and the regulations thereunder, the provisions of which are herein incorporated by reference. However, if distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of the interest in the Contract (as determined in subsection (c) below) instead must satisfy the requirements of Code Section 408(a)(6), as modified by Code Section 408A(c)(5), and the regulations thereunder.

(a)         While the Owner is alive, no amount is required to be distributed prior to the date annuity payments are to commence under the Contract.  If the Owner is alive on the date that annuity payments (or income payments) are to commence under the Contract, such annuity payments will be made.

(b)         Upon the death of the Owner, the entire remaining interest in the Contract (as determined in subsection (c) below) will be distributed at least as rapidly as follows:

(i)             This paragraph applies if the designated beneficiary is someone other than the Owner’s surviving spouse.

The entire interest in the Contract will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death, over the designated beneficiary’s life, or over a period not extending beyond the remaining life expectancy of the designated beneficiary, with such life expectancy determined using the age of the beneficiary as of his or her birthday in the year following the year of the Owner’s death, or, if elected, in accordance with subsection (b)(iii) below.

If the Owner of a deferred annuity contract dies on or after the date that annuity payments commence, or the Owner of a single premium immediate annuity contract dies at any time, and the annuity payments to be made under the Contract after the Owner’s death will not satisfy the requirements of Code Section 401(a)(9)(B), as modified by Code Section 408A(c)(5), we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

(ii)          This paragraph applies if the Owner’s sole designated beneficiary is the Owner’s surviving spouse.

Except as provided in subsection (e) below, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of the Owner’s death (or by the end of the calendar year in which the Owner would have attained age 70½, if later), over such spouse’s life, over a period not extending beyond the remaining life expectancy of the surviving spouse, or, if elected, in accordance with subsection (b)(iii) below. If the surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, starting by the end of the calendar year following the calendar year of the spouse’s death, over the spouse’s designated beneficiary’s life, or over a period not extending beyond the spouse’s designated beneficiary’s remaining life expectancy determined using such beneficiary’s age as if his or her birthday in the year following the death of the spouse, or, if selected, will be distributed in accordance with subsection (b)(iii) below. If the surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the contract option chosen.

If the Owner of a deferred annuity contract dies on or after the date that annuity payments commence, or the Owner of a single premium immediate annuity contract dies at any time, and the annuity payments to be made under the Contract after the Owner’s death will not satisfy the requirements of Code Section 401(a)(9)(B), as modified by Code Section 408A(c)(5), we instead will pay any remaining interest in the Contract in a lump sum immediately, and in all events by the end of the calendar year containing the fifth anniversary of the Owner’s death.

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(iii)       If there is no designated beneficiary, or if applicable by operation of subsection (b)(i) or (b)(ii) above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of the Owner’s death (or of the spouse’s death in the case of the surviving spouse’s death before distributions are required to begin under paragraph (b)(ii) above).

(iv)      Life expectancy is determined using the Single Life Table in Q&A-1 of § 1.401(a)(9)-9 of the Income Tax Regulations.  If distributions are being made to a surviving spouse as the sole designated beneficiary, such spouse’s remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse’s age in the year. In all other cases, remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary’s age in the year specified in subsection (b)(i) or (b)(ii) and reduced by 1 for each subsequent year. If distributions are made in the form of an annuity, life expectancy is not recalculated.

(c)          The “interest” in the Contract includes the amount of any outstanding rollover, transfer and recharacterization under Q&As-7 and -8 of Section 1.408-8 of the Income Tax Regulations. Also, prior to the date that annuity payments commence on an irrevocable basis (except for acceleration) the “interest” in the Contract includes the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits.

If the Contract is a deferred annuity contract and the Owner dies on or after the date that annuity payments commence, interest in the Contract is the present value of the future annuity payments, if any, to be made under the annuity option in effect at the time of the Owner’s death.

If the Contract is a single premium immediate annuity contract and the Owner dies within 30 days of the Effective Date of the Contract and before the Income Date, the interest in the Contract is the Purchase Payment for the Contract. Otherwise, the interest in the Contract is the present value of the future income payments, if any, to be made under the annuity option in effect at the time of the Owner’s death.

(d)         For purposes of subsection (b)(ii) above, required distributions are considered to commence on the date distributions are required to begin to the surviving spouse under such paragraph. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity contract meeting the requirements of § 1.401(a)(9)-6 of the Income Tax Regulations, then required distributions are considered to commence on the annuity starting date.

(e)          If the Contract is a deferred annuity contract, the Owner dies prior to the date annuity payments commence, and the sole designated beneficiary is the Owner’s surviving spouse, the surviving spouse may elect to treat the Roth IRA as his or her own Roth IRA.  If this election is made, the surviving spouse will be the Owner and the Annuitant. This election will be deemed to have been made if such surviving spouse makes a Purchase Payment that is permitted under the Contract or fails to take required distributions as a beneficiary. This election may only be made once, and thus may not be made a second time if the surviving spouse designated beneficiary elects to treat the Roth IRA as his or her own, remarries, and names his or her new spouse as the sole designated beneficiary.

5.                                      ANNUAL REPORTS (Primary Contract Impact:  “Reports” in the “GENERAL PROVISIONS” Section)

The Company will furnish annual calendar year reports concerning the status of this Contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the Internal Revenue Service.

6.                                      CODE SECTION 72(s) (Primary Contract Impact:  “DEATH BENEFIT” Section)

All references in the Contract to Code Section 72(s) are deleted.

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7.                                      AMENDMENT OF THIS ENDORSEMENT

The Company reserves the right, and the Owner agrees the Company shall have such right, to make any amendments to this Endorsement from time to time as may be necessary to comply with the Code, as amended, and the regulations thereunder. We will obtain all necessary approvals including, where required, that of the Owner and will send you a copy of the endorsement that modifies your Contract. We will not be responsible for any adverse tax consequences resulting from the rejection of such an amendment.

8.                                      GROUP CONTRACT

If this Endorsement is used with a certificate issued under a group contract, the term “Owner” refers to the Participant/Annuitant and the term “Contract” refers to your Certificate.

Signed for the Company and made a part of the Contract as of its Issue Date.

PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY

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PROTECTIVE LIFE AND ANNUITY INSURANCE COMPANY P. O.  BOX 1928 BIRMINGHAM, ALABAMA  35282-8238

PROTECTIVE VARIABLE ANNUITY NY — B and L series

VARIABLE DEFERRED ANNUITY CONTRACTS

ROTH INDIVIDUAL RETIREMENT ANNUITY (IRA)
DISCLOSURE STATEMENT

This statement does not change in any way the IRA that you purchased. Rather, it simply discusses important facts that you should know about your IRA. For example, IRA means “individual retirement annuity” or “individual retirement account.” The information herein is based on the Internal Revenue Code of 1986, as amended, and the regulations and rulings thereunder (referred to as the “Code”). This disclosure statement is for your general information, and is not intended to be exhaustive or conclusive, to apply to any particular person or situation, or to be used as a substitute for qualified legal or tax advice. Further information about your IRA can be obtained from any district office of the Internal Revenue Service (“IRS”) and from IRS Publication 590, (“Individual Retirement Arrangements (IRAs) (including Roth IRAs and Education IRAs)”). In this document, “the Company” refers to Protective Life and Annuity Insurance Company.

You may revoke your IRA at your option according to the “Right to Cancel” provision of the face page of your Contract. If you revoke your IRA within seven (7) days after you purchase or establish it, the entire amount you paid for your IRA will be returned to you without any adjustment for commissions, administrative expenses or fluctuation in market value. To revoke you IRA, you must notify the Company or any agent of the Company within the seven (7) day revocation period. The revocation must be in writing and may be either mailed or delivered. If mailed, written notice is deemed received on the date of postmark (or if sent by certified or registered mail, the day of certification or registration) if you put it in the mail in the United States in an envelope, or appropriate wrapper, first class postage prepaid, properly addressed. If you make notice of your revocation to the Company please direct it to:

Annuity Services

P. O. Box 1928

Birmingham, Alabama 35282-8238

Telephone: (800) 456-6330

If a change in information set forth in this disclosure statement or the agreement occurs before the end of the seven (7) day revocation period, we will send you an amendment and you will have seven (7) days after receipt of the amendment to revoke.

A Roth IRA is one form of individual retirement arrangement authorized by the Code. It allows the owner to set aside money for your retirement.  Earnings in your Roth IRA are not taxed until they are distributed to you, and will not be taxed if they are a “qualified distribution.” The following restrictions and limitations apply to your Protective Roth IRA.

1.                           ELIGIBILITY

You are eligible to establish or make a contribution to your Roth IRA, provided you meet certain income limits. Generally, you are eligible to establish or make contributions to your IRA in a year to the extent you have compensation for the year, and provided that such contributions (1) do not exceed the maximum allowable annual contributions under Code Section 219(b), including “catch-up” contributions for certain individuals age 50 and older, or (2) constitute “rollovers” or “transfers.” No deduction is allowed for contributions to your Roth IRA. Contributions to your Roth IRA may be made even after you attain age 70½.

The maximum annual contribution limit for IRA contributions is equal to $5,000 for 2008. After 2008, the limit is adjusted annually for inflation in $500 increments, except as otherwise provided by law.

An individual who has attained age 50 may make additional “catch-up” IRA contributions. The maximum annual contribution limit for the individual is increased by $1,000 for 2006 and thereafter, except as otherwise provided by law.

Due to the foregoing limits, if the minimum initial Purchase Payment requirement for your contract exceeds the amounts in the prior paragraph, you may establish your IRA using those contracts only by way of a rollover or transfer, as described in section 2, below. Subsequent Purchase Payments are subject to the annual limitations in this section 1.

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2.                          ROLLOVERS, TRANSFERS AND CONVERSIONS

a.                                      Rollovers and Transfers to Roth IRAs

A rollover is generally a tax-free distribution or transfer of cash or other assets from one retirement program to another. A rollover may be made to a Roth IRA only if it is “qualified rollover contribution.” A “qualified rollover contribution” is a rollover to a Roth IRA from another Roth IRA or from an IRA, but only if such rollover contribution also meets the rollover requirements for IRAs under section 408(d)(3). In addition, a transfer may be made to a Roth IRA directly from another Roth IRA or from an IRA.

The rollover requirements of section 408(d)(3) are complex and should be carefully considered before you make a rollover. One of the requirements is that the amount received be paid into another IRA (or Roth IRA) within 60 days after receipt of the distribution. In addition, a rollover distribution from a Roth IRA may be made by you only once a year. The one-year period begins on the date you receive the Roth IRA distribution, not on the date you roll it over (reinvest it) into another Roth IRA. If you withdraw assets from a Roth IRA, you may roll over part of the withdrawal tax free into another Roth IRA and keep the rest of it.  A portion of the amount you keep may be included in your gross income (see section 4, below).

b.                                     Taxation of Rollovers and Transfers to Roth IRAs

A qualified rollover contribution or transfer from a Roth IRA maintained for your benefit to another Roth IRA maintained for your benefit which meets the rollover requirements for IRAs under section 408(d)(3) is tax-free.

In the case of a qualified rollover contribution or a transfer from an IRA maintained for your benefit to a Roth IRA maintained for your benefit, any portion of the amount rolled over or transferred which would be includable in your gross income were it not part of a qualified rollover contribution or a nontaxable transfer will be includable in your gross income. However, section 72(t) of the Code (relating to the 10 percent penalty tax on premature distributions) will not apply.

If amounts rolled over, transferred, or converted from a non-Roth IRA (a “conversion”) are withdrawn from a Roth IRA within the 5-year period beginning with the date of conversion, then amounts withdrawn which were includible in income due to the conversion would be subject to the 10% penalty tax on premature distributions and, if the 4-year income inclusion rule applied to the conversion, an additional 10% tax.

c.                                      Transfers of Excess Contributions to Roth IRAs

If, before the due date of your federal income tax return for any taxable year (not including extensions), you transfer, from an IRA, contributions for such taxable year (and earnings thereon) to a Roth IRA, such amounts will not be includible in gross income to the extent that no deduction was allowed with respect to such amount.

d.                                     Taxation of Conversions of Traditional IRAs to Roth IRAs

All or part of amounts in an IRA maintained for your benefit may be converted into a Roth IRA maintained for your benefit.  The conversion of an IRA to a Roth IRA is treated as a special type of qualified rollover distribution. Hence, you must be eligible to make a qualified rollover distribution in order to convert an IRA to a Roth IRA. A conversion typically will result in the inclusion of some or all of your IRA’s value in gross income, as described above.

A conversion of an IRA to a Roth IRA can be made without taking an actual distribution from your IRA. For example, an individual may make a conversion by notifying the IRA issuer or trustee, whichever is applicable.

e.                                       Separate Roth IRAs

Though not required, it may be advantageous to maintain amounts rolled over, transferred, or converted from an IRA into Roth IRAs separate from those containing regular Roth IRA contributions due to the complexity of the tax law. For the same reason, you should consider maintaining a separate Roth IRA for each amount rolled over, transferred, or converted from an IRA.

You should consult your tax advisor if you intend to contribute rollover, transfer, or conversion amounts to your contract or if you intend to roll over or transfer amounts from your contract to another Roth IRA maintained for your benefit.

UNDER SOME CIRCUMSTANCES, IT MIGHT NOT BE ADVISABLE TO ROLLOVER, TRANSFER, OR CONVERT ALL OR PART OF AN IRA TO A ROTH IRA.   WHETHER YOU SHOULD DO SO WILL DEPEND ON YOUR PARTICULAR FACTS AND CIRCUMSTANCES, INCLUDING, BUT NOT LIMITED TO, SUCH FACTORS AS WHETHER YOU QUALIFY TO MAKE SUCH A ROLLOVER, TRANSFER, OR CONVERSION, YOUR FINANCIAL SITUATION, AGE, CURRENT AND FUTURE INCOME NEEDS, YEARS TO RETIREMENT, CURRENT AND FUTURE TAX RATE, YOUR ABILITY AND DESIRE TO PAY CURRENT INCOME TAXES WITH RESPECT TO AMOUNTS ROLLED OVER, TRANSFERRED, OR CONVERTED, AND WHETHER SUCH TAXES MIGHT NEED TO BE PAID WITH WITHDRAWALS FROM YOUR ROTH IRA (SEE DISCUSSION BELOW OF “NONQUALIFIED DISTRIBUTIONS”).   YOU SHOULD CONSULT A QUALIFIED TAX ADVISOR BEFORE ROLLING OVER, TRANSFERRING, OR CONVERTING ALL OR PART OF AN IRA TO A ROTH IRA.

3.                           NATURE OF YOUR IRA

Your IRA is an annuity contract intended to qualify under Code Section 408(b) as an individual retirement annuity. It has the following characteristics:

a.                                      Your IRA is not transferable by the owner (you).

b.                                     You may make additional contributions to your IRA, subject to certain limits under federal tax law. Unless otherwise provided by applicable federal tax law, each additional contribution (1) must be at least $50, and (2) except in the case of a non-taxable rollover or transfer contribution, as described above, may not exceed the amount allowable under Code Section 219(b). The amount of the maximum annual IRA contribution under Code Section 219(b) may vary from year to year. In addition, if you have attained age 50, you may be eligible to make additional “catch-up” IRA contributions under Code Section 219(b).  The amount of the catch-up contribution depends on your adjusted gross income (“AGI”), and may vary from year to year.

c.                                      Distributions from your IRA generally must satisfy the minimum distribution requirements set forth in Code Section 401(a)(9) and Code Section 408(b)(3).  Your entire interest from your IRA must be distributed, or commence being distributed, no later than April 1 of the year after the year in which you attain age 702 (or such later date provided by law) over any of the following periods:

1)                                     Your life, with or without a period certain not extending beyond your life expectancy;

2)                                     The lives of you and your designated beneficiary (within the meaning of Code Section 401(a)(9)), with or without a period certain not extending beyond the life expectancy of you and your designated beneficiary;

3)                                     A period certain not extending beyond your life expectancy;

4)                                    A period certain not extending beyond the life expectancy of you and your designated beneficiary.

d.                                      If you die before distributions have begun, your entire interest in the contract will be distributed to your designated beneficiary by December 31 of the year containing the fifth anniversary of your death; provided, however, distribution may be made over your designated beneficiary’s life or life expectancy, if started by December 31 of the year after your death. If you die after distributions have begun, all remaining annuity payments will be distributed at least as rapidly as the method of distribution in effect as of your date of death.   For these purposes, distributions will have considered to have begun generally on April 1 after the year in which you attain age 70½ or, if earlier, on the date annuity payments commence in a form acceptable under the Code. If your surviving spouse is the designated beneficiary under your IRA, special rules exist allowing your surviving spouse to elect to treat your IRA as his or her own.

e.                                       Your entire interest in the annuity is non-forfeitable, and the annuity is for the exclusive benefit of you and your designated beneficiary.

4.                           INCOME TAX CONSEQUENCES

a.                              Tax Status

The money in your Roth IRA accumulates tax-free each year. This permits you to receive the maximum benefits from your contributions.

b                                 Qualified Distributions

Any “qualified distribution” from a Roth IRA is excludible from gross income. A “qualified distribution” is a payment or distribution which satisfies two requirements. First, the payment or distribution must be (a) made after you attain 59 ½, (b) made after your death, (c) attributable to your being disabled (as defined by section 72(m)(7) of the Code), or (d) a “qualified special purpose distribution” (i.e., a qualified first-time homebuyer distribution under section 72(t)(2)(F) of the Code).  Second, the payment or distribution must be made in a taxable year that is at least five years after (1) the first taxable year for which a contribution was made to any Roth IRA established for you, or (2) in the case of a rollover from, or a conversion of, an IRA to a Roth IRA, the taxable year in which the rollover or conversion was made if the payment or distribution is allocable (as determined in the manner set forth in guidance issued by the IRS) to the rollover contribution or conversion (or to income allocable thereto).

c.                               Nonqualified Distributions

A distribution from a Roth IRA which is not a qualified distribution is taxed under section Code 72 (relating to annuities), except that such distribution is treated as made from contributions to the Roth IRA to the extent that such distribution, when added to all previous distributions from the Roth IRA, does not exceed the aggregate amount of contributions to the Roth IRA. For purposes of determining the amount taxed, (a) all Roth IRAs established for you will be treated as one contract, (b) all distributions during any taxable year from Roth IRAs established for you will be treated as one distribution, and (c) the value of the contract, income on the contract, and investment in the contract, if applicable, will be computed as of the close of the calendar year in which the taxable year begins.

An additional tax of 10% is imposed on nonqualified distributions (including amounts deemed distributed as the result of a prohibited loan or use of your Roth IRA as security for a loan) made before the benefited individual has attained age 59 ½, unless (1) such distribution is made on account of death or disability; (2) such distribution is part of a series of substantially equal payments (made at least annually) over your life or your life expectancy or the lives of you and your beneficiary; or (3) such distribution is used for qualified first-time homebuyer expenses, qualified higher education expenses, certain medical expenses, or by an unemployed individual to pay health insurance premiums. Special conditions apply to these exceptions from the penalty tax.

d.                              Loans and Prohibited Transactions

If you borrow any money under your IRA annuity (or, by use of your IRA annuity, borrow any money), the IRA will lose its tax-favored status as an IRA, and its fair market value will be deemed distributed as of the first day of the tax year in which the borrowing occurs. Once the IRA annuity loses its tax-favored status, you are required to include the fair market value of the assets in your income for that tax year. Fair market value is determined as of the first day of that tax year in which the borrowing occurs. (Also, it should be noted that special prohibited transaction rules apply to IRA accounts.)

5.                                             ESTATE TAX

Generally, the value of your IRA is included in your gross estate for federal estate tax purposes.

6.                                             EXCISE TAX ON EXCESS CONTRIBUTIONS

Generally, any contributions exceeding the limitations described in section 1 (“ELIGIBILITY AND CONTRIBUTIONS”) are excess contributions and, if not withdrawn by the date your tax return is due for the year of the contribution, are subject to a nondeductible 6% excise tax. The excess is taxed for the year of the excess contribution and for each year after that until corrected. The amount of this excise tax for any tax year cannot exceed 6% of the value of the contract as of the close of the year. You must request a withdrawal of any excess contributions to your Roth IRA.

7.                                             TAX RETURN

Generally, a Form 5329 (Additional Taxes Attributable to Qualified Retirement Plans (Including IRAs), Annuities, and Modified Endowment Contracts) must be filed if an individual owes taxes on premature distributions from, or excess contributions to, his Roth IRA. You, therefore, must file Form 5329 with the Internal Revenue Service for each taxable year during which excise taxes are due as a result of a premature distribution, or failure to receive a mandatory excess distribution.

8.                                             IRS APPROVAL

Your IRA annuity has not been submitted to the Internal Revenue Service for approval as to the form of the contract.

9.                                             AMENDMENT

Protective Life reserves the right to amend the contract as necessary or advisable from time to time to comply with future changes in the Internal Revenue Code, regulations or other requirements imposed by the IRS to obtain or maintain its approval of the annuity as a Roth IRA. We will send you a copy of the endorsement that modifies your Roth IRA and will obtain all necessary approvals including, if required, that of the owner.

10.                                      FINANCIAL DISCLOSURE

There are no loads or sales charges deducted when the contract is issued. Agent commissions are paid by Protective Life and Annuity Insurance Company.

11.                                      CONTRACT AND ROTH IRA ENDORSEMENT

While this disclosure statement discusses important facts that you should know about your Roth IRA, the contract and Roth IRA endorsement set forth the legal obligations of you and the company.  Because of the technical nature of these documents, you may wish to consult with your tax advisor.

12.                                      CONTRACT VALUES

Your Contract Value is comprised of the sum of the Variable Account value and the Guaranteed Account value. The Variable Account value reflects the aggregate investment experience of the Funds in which the sub- accounts you have selected invests. There is no minimum Variable Account value.

Interest rates for accounts in the Guaranteed Account are set by the company from time to time but will never be less than the minimum non-forfeiture interest rate in effect when your contract was issued. The minimum non- forfeiture interest rate will never be less than an annual effective interest rate of 1% nor more than 3%. Generally, the interest rate credited to amounts allocated to a Fixed Account — if available — is guaranteed for one year from the date the purchase payment or transfer is allocated to it.  Other accounts within the Guaranteed Account may have other interest guarantees.  After an interest rate guarantee expires, the new guaranteed rate will be the interest rate then in effect for the account and type of deposit on the date the amount is applied. Because the company anticipates periodically changing the current interest rate, different allocations made at different times to different accounts within the Guaranteed Account may be credited with different current interest rates. For the purposes of interest crediting, amounts deducted, transferred or withdrawn from an account within the Guaranteed Account will be accounted for on a “first-in, first-out@ (FIFO) basis.

Surrenders will result in the cancellation of Accumulation Units from a Sub-Account or a reduction of the Guaranteed Account value, as appropriate.  Surrenders, including any applicable surrender charges, will be made on a pro-rata basis from your Allocation Options.

We will deduct a Mortality and Expense Risk charge to compensate for assuming the mortality and expense risks and an Administrative charge to offset the administrative costs of the Contract.  These charges are deducted daily from the Variable Account. The Mortality and Expense Risk charge and Administrative charge applicable to your Contract is shown on the Schedule.

You may be charged a transfer fee of $25 per transfer you if exceed 12 transfers in any contract year.

Your Contract may be subject to an annual Contract Maintenance Fee is $30. If it applies, it is deducted on each Contract Anniversary prior to the Annuity Commencement Date, and on any day that the Contract is surrendered prior to the Annuity Commencement Date, if the surrender occurs on any day other than the Contract Anniversary.  The Contract Maintenance Fee will be deducted from the Allocation Option(s) in the same proportion as their respective values are to the Contract Value. The Contract Maintenance Fee will be waived by the Company in the event the Contract Value or the aggregate Purchase Payments, reduced by surrenders (including any applicable surrender charges), equals or exceeds $100,000 on the date the Contract Maintenance Fee is to be deducted.

Additional fees or charges are also assessed for certain optional benefits that you may have purchased when the contract was issued, or that you may purchase after that date. These fees or charges are described in the riders or endorsements we issue to explain the optional benefit(s) you select.

This section is a general description of the charges that may apply to Protective Variable Annuity NY — B and L series contracts. Please refer to your Contract and the prospectus you received for complete details.

Protective Life and Annuity Insurance Company